Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS THIRD QUARTER 2017 RESULTS

•	Third quarter comparable store sales increase of 1.8%

•	11% increase in third quarter diluted earnings per share to $3.22

•	Opened 5,000th store on Friday, October 20, 2017

Springfield, MO, October 25, 2017 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its third quarter ended September 30, 2017.

3rd Quarter Financial Results
Sales for the third quarter ended September 30, 2017, increased $119 million, or 5%, to $2.34 billion from $2.22 billion for the same period one year ago. Gross profit for the third quarter increased to $1.23 billion (or 52.6% of sales) from $1.17 billion (or 52.7% of sales) for the same period one year ago, representing an increase of 5%. Selling, general and administrative expenses (“SG&A”) for the third quarter increased to $768 million (or 32.8% of sales) from $722 million (or 32.5% of sales) for the same period one year ago, representing an increase of 6%. Operating income for the third quarter increased to $462 million (or 19.7% of sales) from $448 million (or 20.2% of sales) for the same period one year ago, representing an increase of 3%.

Net income for the third quarter ended September 30, 2017, increased $5 million, or 2%, to $284 million (or 12.1% of sales) from $278 million (or 12.5% of sales) for the same period one year ago. Diluted earnings per common share for the third quarter increased 11% to $3.22 on 88 million shares versus $2.90 on 96 million shares for the same period one year ago. The Company adopted a new share-based compensation accounting standard during the first quarter of this year, which requires excess tax benefits from share-based compensation payments to be recorded in the income statement. The Company’s diluted earnings per common share of $3.22 for the third quarter ended September 30, 2017, includes a $0.02 benefit from the adoption of the new accounting standard.

Greg Henslee, O’Reilly’s CEO commented, “Our comparable store sales results of 1.8% were solidly in our guidance range of one to three percent for the quarter, as we continued to face a challenging demand environment and experienced severe weather in various parts of the country. Despite the challenges, Team O’Reilly delivered an 11% increase in third quarter diluted earnings per share to $3.22, and I would like to thank our Team Members for their unwavering commitment to our long-term success and for their dedication to providing exceptional service to every customer who depends on O’Reilly for their automotive needs.”

“The long-term demand drivers for our industry remain intact and positive, including increasing annual miles driven and a growing and aging vehicle fleet, and we remain very confident in our Team’s ability to take market share by executing our dual market strategy and providing consistently excellent customer service, regardless of the demand environment.  During the fourth quarter, we will face headwinds from an additional Sunday, which is our lowest volume day, and from a calendar shift of the Christmas holiday from a Sunday to a Monday.  Based on an expected continuation of the business trends we experienced in the first nine months of this year and these calendar headwinds, we are setting our fourth quarter comparable store sales guidance at a range of 0% to 2%.”

Year-to-Date Financial Results
Sales for the first nine months of 2017 increased $293 million, or 5%, to $6.79 billion from $6.49 billion for the same period one year ago. Gross profit for the first nine months of 2017 increased to $3.56 billion (or 52.5% of sales) from $3.39 billion (or 52.3% of sales) for the same period one year ago, representing an increase of 5%. SG&A for the first nine months of 2017 increased to $2.24 billion (or 33.0% of sales) from $2.10 billion (or 32.4% of sales) for the same period one year ago, representing an increase of 6%. Operating income for the first nine months of 2017 increased to $1.32 billion (or 19.5% of sales) from $1.29 billion (or 19.9% of sales) for the same period one year ago, representing an increase of 2%. As previously reported, the Company’s operating income for the first nine months of 2017 includes a $9 million reduction in its legal accruals following the expiration of the statute of limitations related to a legacy claim. The Company’s results for the nine months ended September 30, 2016, includes a benefit from one additional day due to Leap Day in February 2016.

Net income for the first nine months of 2017 increased $40 million, or 5%, to $831 million from $792 million for the same period one year ago. Diluted earnings per common share for the first nine months of 2017 increased 12% to $9.15 on 91 million shares versus $8.14 on 97 million shares for the same period one year ago. The Company’s diluted earnings per common share of $9.15 for the first nine months of 2017 includes a $0.35 benefit from the adoption of the new accounting standard.

Mr. Henslee continued, “On October 20th, I had the honor of attending the ribbon cutting ceremony for the opening of our 5,000th store. This is a landmark achievement for O’Reilly and we are especially proud that we have more than doubled our store count over the last 10 years through profitable, organic growth and accretive, strategic acquisitions. Year to date, we opened 171 net, new stores across 34 states, with Texas, Florida and the Northeast still leading as our strongest growth markets, and we will reach our target of 190 net, new stores by the end of the year. We continue to be very pleased with the success of our new stores, supported by highly-trained and technically proficient store Teams, and we plan to continue our long track record of profitable growth with a target of 200 net, new store openings in 2018.”

Share Repurchase Program
During the third quarter ended September 30, 2017, the Company repurchased 2.7 million shares of its common stock, at an average price per share of $200.70, for a total investment of $551 million. During the first nine months of 2017, the Company repurchased 8.0 million shares of its common stock, at an average price per share of $235.26, for a total investment of $1.89 billion. Subsequent to the end of the third quarter and through the date of this release, the Company repurchased an additional 0.3 million shares of its common stock, at an average price per share of $210.95, for a total investment of $54 million. The Company has repurchased a total of 65.3 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $135.01, for a total aggregate investment of $8.81 billion. As of the date of this release, the Company had approximately $941 million remaining under its current share repurchase authorization.

3rd Quarter Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as the sales from Leap Day in the nine months ended September 30, 2016. Comparable store sales increased 1.8% for the third quarter ended September 30, 2017, on top of 4.2% for the same period one year ago. Comparable store sales increased 1.5% for the nine months ended September 30, 2017, on top of 4.8% for the same period one year ago.

4th Quarter and Updated Full-Year 2017 Guidance
The table below outlines the Company’s guidance for selected fourth quarter and updated full-year 2017 financial data:

	For the Three Months Ending December 31, 2017	For the Year Ending December 31, 2017
Comparable store sales	0% to 2%	1% to 2%
Total revenue		$8.9 billion to $9.0 billion
Gross profit as a percentage of sales		52.5% to 52.7%
Operating income as a percentage of sales		19.0% to 19.4%
Diluted earnings per share (1)	$2.65 to $2.75	$11.82 to $11.92
Capital expenditures		$470 million to $500 million
Free cash flow (2)		$830 million to $880 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(2)	Calculated as net cash provided by operating activities, less capital expenditures and excess tax benefit from share-based compensation payments for the period.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, October 26, 2017, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 619-6397; the conference call identification number is 45656975. A replay of the conference call will be available on the Company’s website through Thursday, October 25, 2018.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of October 20, 2017, the Company operated 5,000 stores in 47 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-

K for the year ended December 31, 2016, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2017	September 30, 2016	December 31, 2016
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$37,287	$560,320	$146,598
Accounts receivable, net	219,631	190,908	197,274
Amounts receivable from suppliers	79,491	96,615	82,105
Inventory	2,987,592	2,789,892	2,778,976
Other current assets	34,480	32,029	53,022
Total current assets	3,358,481	3,669,764	3,257,975

Property and equipment, at cost	5,114,804	4,720,225	4,832,342
Less: accumulated depreciation and amortization	1,822,123	1,661,541	1,708,911
Net property and equipment	3,292,681	3,058,684	3,123,431

Goodwill	787,210	757,251	785,399
Other assets, net	40,956	36,641	37,384
Total assets	$7,479,328	$7,522,340	$7,204,189

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,154,250	$2,999,080	$2,936,656
Self-insurance reserves	72,223	72,373	67,921
Accrued payroll	80,953	73,160	71,717
Accrued benefits and withholdings	65,574	67,298	74,454
Income taxes payable	6,175	—	—
Other current liabilities	249,325	253,517	249,901
Total current liabilities	3,628,500	3,465,428	3,400,649

Long-term debt	2,900,816	1,886,501	1,887,019
Deferred income taxes	131,847	84,211	90,166
Other liabilities	203,986	185,437	199,219

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
85,338,294 as of September 30, 2017,
94,727,595 as of September 30, 2016, and
92,851,815 as of December 31, 2016	853	947	929
Additional paid-in capital	1,267,810	1,339,512	1,336,707
Retained (deficit) earnings	(654,484)	560,304	289,500
Total shareholders’ equity	614,179	1,900,763	1,627,136

Total liabilities and shareholders’ equity	$7,479,328	$7,522,340	$7,204,189
Note: The balance sheet at December 31, 2016, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Sales	$2,339,830	$2,220,955	$6,786,918	$6,493,794
Cost of goods sold, including warehouse and distribution expenses	1,109,536	1,050,929	3,225,415	3,099,010
Gross profit	1,230,294	1,170,026	3,561,503	3,394,784

Selling, general and administrative expenses	768,331	722,217	2,238,938	2,103,288
Operating income	461,963	447,809	1,322,565	1,291,496

Other income (expense):
Interest expense	(24,324)	(18,706)	(64,555)	(52,228)
Interest income	592	1,227	1,768	3,172
Other, net	1,299	1,563	1,302	3,821
Total other expense	(22,433)	(15,916)	(61,485)	(45,235)

Income before income taxes	439,530	431,893	1,261,080	1,246,261
Provision for income taxes (1)	155,796	153,400	429,591	454,600
Net income (1)	$283,734	$278,493	$831,489	$791,661

Earnings per share-basic:
Earnings per share	$3.26	$2.93	$9.28	$8.25
Weighted-average common shares outstanding – basic	86,947	94,891	89,641	95,994

Earnings per share-assuming dilution: (1)
Earnings per share	$3.22	$2.90	$9.15	$8.14
Weighted-average common shares outstanding – assuming dilution	88,025	96,120	90,869	97,309

(1)
The Company adopted a new share-based compensation accounting standard during the first quarter ended March 31, 2017. This new standard requires excess tax benefits related to share-based compensation payments to be recorded through the income statement. The adoption of this new accounting standard resulted in a $0.02 and $0.35 benefit to diluted earnings per common share for the three and nine months ended September 30, 2017, respectively, comprised of a $0.03 and $0.39, respectively, earnings per share increase from a lower effective tax rate, partially offset by a $0.01 and $0.04, respectively, earnings per share decrease from an increase in the number of weighted-average common shares outstanding - assuming dilution. The Company’s Condensed Consolidated Statements of Income for the prior periods ending September 30, 2016, were not restated to conform to the current periods’ presentation.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Nine Months Ended September 30,
	2017	2016
		(As Adjusted, Note)
Operating activities:
Net income	$831,489	$791,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	173,500	161,447
Amortization of debt discount and issuance costs	2,078	1,811
Deferred income taxes	41,848	4,439
Share-based compensation programs	14,835	14,371
Other	8,174	4,174
Changes in operating assets and liabilities:
Accounts receivable	(28,761)	(35,312)
Inventory	(208,338)	(158,877)
Accounts payable	217,486	390,849
Income taxes payable	32,124	39,636
Other	2,984	60
Net cash provided by operating activities	1,087,419	1,214,259

Investing activities:
Purchases of property and equipment	(347,756)	(356,234)
Proceeds from sale of property and equipment	1,906	2,489
Payments received on notes receivable	—	1,047
Other	(2,072)	—
Net cash used in investing activities	(347,922)	(352,698)

Financing activities:
Proceeds from borrowings on revolving credit facility	2,487,000	—
Payments on revolving credit facility	(2,218,000)	—
Proceeds from the issuance of long-term debt	748,800	499,160
Payment of debt issuance costs	(7,490)	(4,125)
Repurchases of common stock	(1,893,148)	(959,789)
Net proceeds from issuance of common stock	34,186	47,419
Other	(156)	(207)
Net cash used in financing activities	(848,808)	(417,542)

Net (decrease) increase in cash and cash equivalents	(109,311)	444,019
Cash and cash equivalents at beginning of the period	146,598	116,301
Cash and cash equivalents at end of the period	$37,287	$560,320

Supplemental disclosures of cash flow information:
Income taxes paid	$359,838	$416,901
Interest paid, net of capitalized interest	72,252	59,547
Note:  The Company adopted a new share-based compensation accounting standard during the first quarter ended March 31, 2017.  This new standard requires excess tax benefits related to share-based compensation payments to be presented as operating activities in the statement of cash flows, rather than presented as an inflow from financing activities and an outflow from operating activities under the previous standard.  The retrospective application of this new accounting standard resulted in the reclassification of $46.0 million of Excess tax benefit from share-based compensation from Net cash used in financing activities to Net cash provided by operating activities for the nine months ended September 30, 2016.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended September 30,
Adjusted Debt to EBITDAR:		2017	2016
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$2,900,816	$1,886,501
Add:	Letters of credit	41,258	38,618
	Discount on senior notes	3,894	3,295
	Debt issuance costs	14,290	10,204
	Six-times rent expense	1,770,498	1,679,178
Adjusted debt		$4,730,756	$3,617,796

GAAP net income		$1,077,519	$1,010,237
Add:	Interest expense	83,258	66,340
	Provision for income taxes	574,491	585,650
	Depreciation and amortization	229,919	213,638
	Share-based compensation expense	19,323	19,614
	Rent expense	295,083	279,863
EBITDAR		$2,279,593	$2,175,342

Adjusted debt to EBITDAR		2.08	1.66

	September 30,
	2017	2016
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.5	1.5
Average inventory per store (in thousands) (2)	$599	$592
Accounts payable to inventory (3)	105.6%	107.5%
Return on equity (4)	95.1%	53.9%
Return on assets (5)	14.7%	14.0%

		For the Three Months Ended September 30,		For the Nine Months Ended September 30,
		2017	2016	2017	2016
Reconciliation of Free Cash Flow (in thousands):
Cash provided by operating activities (6)		$376,912	$385,525	$1,087,419	$1,214,259
Less:	Capital expenditures	120,250	135,818	347,756	356,234
	Excess tax benefit from share-based compensation payments	2,803	15,898	35,282	46,034
Free cash flow		$253,859	$233,809	$704,381	$811,991

Store and Team Member Information:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2017	2016	2017	2016	2017	2016
Beginning store count	4,934	4,660	4,829	4,571	4,712	4,523
New stores opened	52	52	162	142	232	191
Stores acquired	—	—	—	—	48	—
Stores closed	(2)	—	(7)	(1)	(8)	(2)
Ending store count	4,984	4,712	4,984	4,712	4,984	4,712

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2017	2016	2017	2016
Total employment	75,809	74,055
Square footage (in thousands)	36,340	34,274
Sales per weighted-average square foot (7)	$64.37	$64.83	$248.82	$250.16
Sales per weighted-average store (in thousands) (8)	$469	$471	$1,811	$1,816

(1)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2) Calculated as inventory divided by store count at the end of the reported period.
(3) Calculated as accounts payable divided by inventory.
(4)    Calculated as net income for the last 12 months divided by average total shareholders’ equity. Average total shareholders’ equity is calculated as the average of total shareholders’ equity for the trailing four quarters used in determining the denominator.

(5)    Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(6) Prior period amount has been reclassified to conform to current period presentation, due to the Company’s adoption of a new accounting standard during the first quarter ended March 31, 2017.
(7)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.

(8)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.